UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 9, 2016

Katy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-05558 (Commission File Number)	75-1277589 (IRS Employer Identification No.)

11840 Westline Industrial Drive, Suite 200
St Louis, Missouri 63146

(Address of principal executive offices)

(314) 656-4321
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2016, Katy Industries, Inc. (the “Company”) appointed Robert L. Guerra to serve as its president and chief executive officer.  On the same date, Mr. Guerra also was appointed to serve as a member of the Company’s board of directors (the “Board”), to fill a vacancy on the Board, effective immediately.

Prior to joining the Company, Mr. Guerra, age 53, served as president of IMI Precision Engineering, an engineering firm focused on motion and fluid control technologies and products, from January 2010 until March 2016, where he oversaw financial performance and implemented numerous strategies to drive sales and profit growth within key market segments for all business units in the Americas. From February 2007 until January 2010, Mr. Guerra served as president of 3Wire, a replacement part and supply chain service provider, where he led the company to record sales and profits by introducing and sustaining innovative business strategies to excel in customer service and product delivery.  The Board determined that, in light of Mr. Guerra’s expertise into the Company’s industry and customers, he would provide valuable insight as a member of the Board.

In connection with Mr. Guerra’s appointment as president and chief executive officer of the Company, on November 9, 2016 (the “Effective Date”), Mr. Guerra entered into an Employment Agreement (the “Employment Agreement”) with the Company.  The Agreement provides that Mr. Guerra will receive an annual base salary of $400,000, or such greater amount as the compensation committee of the Board (the “Compensation Committee”) may determine.  In addition, Mr. Guerra may be eligible to receive an annual bonus of up to 50% of his base salary at the sole discretion of the Board or the Compensation Committee, based on the achievement of mutually agreed objectives.  In accordance with the Employment Agreement, the Board may grant annual options to purchase common stock of the Company to Mr. Guerra.  The Company also agreed to reimburse certain travel, living and business expenses.  The Employment Agreement provides that the Company will extend the same indemnification arrangements to Mr. Guerra as similarly situated Company executives, including after termination of his employment.

In the event that Mr. Guerra is terminated by the Company without “Cause” or by Mr. Guerra terminates his employment for “Good Reason” (as such terms are defined in the Employment Agreement) more than six months after the Effective Date, the Company will be obligated to pay Mr. Guerra his accrued but unpaid salary and benefits as of the termination date, together with an amount equal to six months base salary at the rate in effect on the date of termination, and Mr. Guerra will be eligible to receive continuing health care coverage.  Mr. Guerra (or his heirs, as the case may be) will also be entitled to receive accrued but unpaid salary and benefits, plus an amount equal to six months base salary if his employment terminates due to his death or “Disability” (as defined in the Employment Agreement).

The foregoing description of the Employment Agreement does not purport to describe all of the terms and provisions thereof  and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated November 9, 2016, between Katy Industries, Inc. and Robert Guerra

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATY INDUSTRIES, INC.

Dated: November 14, 2016	/s/ Curt Kroll
By: Curt Kroll
Its: Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated November 9, 2016, between Katy Industries, Inc. and Robert Guerra